UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2023

TravelCenters of America Inc.

(Exact name of Registrant as specified in its charter)

Maryland	001-33274	20-5701514
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

24601 Center Ridge Road, Westlake, OH 44145-5639

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (440) 808-9100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Common Stock, $0.001 Par Value Per Share	TA	The Nasdaq Stock Market LLC
8.25% Senior Notes due 2028	TANNI	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2029	TANNL	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2030	TANNZ	The Nasdaq Stock Market LLC

Securities registered pursuant to section 12(g) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

The following disclosures in this Current Report on Form 8-K supplement the disclosures contained in the Definitive Proxy Statement on Schedule 14A filed by TravelCenters of America Inc. on April 3, 2023 (the “Proxy Statement”) and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The disclosure in the section entitled “The Merger—Background of the Merger,” beginning on page 27 of the Proxy Statement, is hereby amended and supplemented by inserting the following paragraphs at the end of such section:

On April 10, 2023, the 30-day waiting period imposed by the HSR Act in connection with the merger expired without action by the Federal Trade Commission.

On April 17, 2023, the TravelCenters Board received a fourth letter from ARKO (the “April 17 ARKO Letter”) that restated the terms of the ARKO Proposal and stated that, in connection with an acquisition of TravelCenters, ARKO would enter into a binding insurance policy (the “ARKO Policy”) with an unnamed insurance provider to insure future lease payments under the SVC Leases. On that same day, TravelCenters informed BP of its receipt of the April 17 ARKO Letter pursuant to its notification obligations under the merger agreement.

On April 18, 2023, the TravelCenters Board met, with members of TravelCenters’s management and representatives of Citi, Ropes & Gray and Venable in attendance. Representatives of Citi summarized ARKO’s liquidity and proposed financing, a representative of Ropes & Gray summarized TravelCenters’s obligations under the merger agreement with respect to an acquisition proposal and a representative of Venable provided an overview of the directors’ duties under Maryland law in the context of the ARKO Proposal. The TravelCenters Board then discussed with management and its advisors the ARKO Proposal and the April 17 ARKO Letter, including the purported ARKO Policy and lack of financing certainty of the ARKO Proposal, and the independent directors then held an executive session with the advisors without TravelCenters’s managing directors or other management present to further discuss the ARKO Proposal. At the conclusion of these discussions, the TravelCenters Board reaffirmed its position that, based on the information ARKO had provided to date, the ARKO Proposal did not constitute a Superior Proposal and could not reasonably be expected to lead to a Superior Proposal. However, the TravelCenters Board directed TravelCenters’s management to request from BP a limited waiver of certain non-solicitation provisions in the merger agreement to permit TravelCenters’s advisors to ask ARKO questions about the ARKO Proposal and provide ARKO an opportunity to provide additional information.

On April 18, 2023, following the TravelCenters Board meeting, members of TravelCenters’s management held a call with representatives of BP and requested a waiver of certain non-solicitation restrictions under the merger agreement, as directed by the TravelCenters Board. During the call, BP agreed to permit representatives of Citi and Ropes & Gray to hold a call with ARKO.

On April 19, 2023, representatives of Citi and Ropes & Gray held a telephonic meeting with representatives of ARKO and its advisors (the “ARKO Call”). During the ARKO Call, representatives of ARKO responded to questions regarding the terms and conditions of the ARKO Proposal. Among other things, ARKO acknowledged that it had not sought a bridge financing commitment in connection with the ARKO Proposal and had not secured certain of the financing sources identified in the ARKO Proposal. Representatives of ARKO further noted that the purported ARKO Policy was not ready to be entered into and that its terms and conditions, including pricing, remained subject to diligence and negotiation.

Also on April 19, 2023, following the ARKO Call, the TravelCenters Board met with members of TravelCenters’s management, with representatives of Citi, Ropes & Gray and Venable in attendance. Representatives of Citi and Ropes & Gray described the ARKO Call and responded to questions from the TravelCenters Board about the ARKO Call and the ARKO Proposal. At the conclusion of the discussion, the TravelCenters Board reaffirmed its position that the ARKO Proposal did not constitute a Superior Proposal and could not reasonably be expected to lead to a Superior Proposal. The TravelCenters Board also determined to deliver a letter to ARKO to explain its conclusion and reaffirm its recommendation.

On April 24, 2023, the TravelCenters Board delivered to ARKO a letter in response to the April 17 ARKO Letter (the “April 24th TA Response Letter”). The April 24th TA Response Letter communicated the TravelCenters Board’s determination that, after considering all of the information that it had received from ARKO and the ARKO Call with respect to the ARKO Proposal, and after consultation with its financial advisor and outside legal counsel, the TravelCenters Board had reaffirmed its position that the ARKO Proposal, as modified and clarified in ARKO’s subsequent correspondence, did not constitute a Superior Proposal and could not reasonably be expected to lead to a Superior Proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TravelCenters of America Inc.

	By	/s/ Mark R. Young
Date: April 24, 2023		Mark R. Young
Executive Vice President and General Counsel